Exhibit 99.1

Company Contact: Doug Drysdale President and CEO (800) 793-2145 ext. 7407 ddrysdale@pernixtx.com

PERNIX THERAPEUTICS APPOINTS
CHIEF FINANCIAL OFFICER

MORRISTOWN, New Jersey, June 23, 2014 – Pernix Therapeutics Holdings, Inc. (“Pernix” or the “Company”) (NASDAQ MKT: PTX), a specialty pharmaceutical company, today announced the appointment of Sanjay Patel as Chief Financial Officer.

Mr. Patel brings to Pernix over 15 years of investment banking, institutional investment and public policy experience.  Mr. Patel has assisted specialty pharmaceutical and healthcare companies raise more than $7 billion in initial public offerings, follow-on offerings, debt offerings and private placements.  He has served as a financial advisor on a variety of mergers, acquisitions and strategic alliances.  While on the buyside at a $5bn fund, Mr. Patel was responsible for a global portfolio of generic and specialty pharmaceutical holdings.  He also worked with the William J. Clinton Foundation and the Global Fund to negotiate and implement long-term supply agreements for HIV and malaria drugs throughout the developing world.  Mr. Patel is a CFA Charterholder and received a Bachelor of Science in Biology and Molecular Genetics with Honors from McGill University in Montreal, Canada.

“I am pleased to welcome Sanjay to the Pernix senior executive team. Sanjay’s finance and investment banking credentials will provide valuable support as we seek to acquire additional specialty products and businesses,” said Doug Drysdale, President and CEO of Pernix.

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics is a specialty pharmaceutical company primarily focused on the sales, marketing, manufacturing and development of branded pharmaceutical products. The Company markets a portfolio of branded products, including: CEDAX®, an antibiotic for middle ear infections and a number of treatments for cough and cold conditions including ZUTRIPRO®, REZIRA® and VITUZ®. The Company also markets SILENOR, a non-narcotic product for the treatment of insomnia and KHEDEZLA, a treatment for major depressive disorder. The Company promotes its branded products to physicians through its Pernix sales force and markets its generic portfolio through its wholly owned subsidiaries, Cypress Pharmaceuticals and Macoven Pharmaceuticals. Founded in 1996, the Company is based in Morristown, New Jersey.

Additional information about Pernix is available on the Company’s website located at www.pernixtx.com.